Pricing Supplement dated May 16, 1997                            Rule 424(b)(3)
(To Prospectus dated December 6, 1996 and                    File no. 333-15635
Prospectus Supplement dated December 6, 1996)

                             NEW PLAN REALTY TRUST

                        Medium-Term Note - Floating Rate
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Face Amount:                            $40,000,000
Issue Price:                            100%
Initial Interest Rate:                  5.9125%
Base Rate:                              3-month LIBOR (Telerate Page 3750)
Spread:                                 + 10 bps
Interest Reset Dates:                   Quarterly on the 15th of each August,
                                        November, February and May, commencing
                                        on August 15, 1997
Interest Determination Dates:           Two New York/London Business Days
                                        prior to each Interest Reset Date
Interest Payment Dates:                 Quarterly on the 15th of each August,
                                        November, February and May
Stated Maturity Date:                   May 15, 2000
Denominations (if other than
$1000 and integral multiples thereof).  _________________

Trade Date:                             May 13, 1997
Original Issue Date:                    May 16, 1997
Net Proceeds to Issuer:                 $39,956,400
Agent's Discount/Commission:                $43,600
Name of Agent:                          Lehman Brothers
Agent acting in the capacity indicated below:
       [ ] As Agent
       [X] As Principal
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Day Count Convention:
       [ ] 30/360 for the period from                       to
       [X] Actual/360 for the period from      May 16, 1997 to May 15, 2000
       [ ] Actual/Actual for the period from                to
       [ ] Other (see attached)                             to

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ] The Notes may be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:    %
           Annual Redemption Percentage Reduction:     % until Redemption
             Percentage is 100% of the Principal Amount.

Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Repayment Price:     %

Original Issue Discount:              [ ]   Yes    [X]   No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrued Period:

Form:  [X]   Book-entry                [ ]   Certificated

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